As filed with the Securities and Exchange Commission on January 21, 2000
                                             Registration No. 333- _______




                      SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549









                                   FORM S-3
                            REGISTRATION STATEMENT
                                    Under
                          The Securities Act of 1933

                          PLATINUM ENTERTAINMENT, INC.
             (Exact name of registrant as specified in its charter)

              Delaware                              36-3802328
           (State or other jurisdiction of        (IRS Employer
            of incorporation or organization)      Identification Number)

      2001 Butterfield Road, Downers Grove Illinois 60515, (630) 769-0033
           (Address of Principal Executive Offices including Zip Code)

                                 STEVEN DEVICK
                             2001 Butterfield Road,
                          Downers Grove, Illinois 60515
                                 (630) 769-0033
           (Name, address and telephone number of agent for service)

                                   Copies to:
                            MATTHEW S. BROWN, ESQ.
                             Katten Muchin  Zavis
                            525 W. Monroe, Suite 1600
                             Chicago, IL  60661-3693
                                 (312) 902-5200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
____________
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [_] ____________
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                       CALCULATION OF REGISTRATION FEE

_______________________________________________________________________________

Title of securities   Amount to be  Proposed       Proposed    Amount of
to be registered      registered    maximum        maximum     registration
                                    offering price aggregate   fee
                                    per share (1)  offering
                                                   price(1)
_______________________________________________________________________________
Common Stock, $.001  433,958        See Footnote 1 $1,295,148  $342
par value            shares         Below
_______________________________________________________________________________

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on January 14, 2000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

             Preliminary Prospectus Dated January 21, 2000
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The infromation in this prospectus is not complete and may be changed. We + +may not sell these securities until the registration statment filed with the + +Securities and Exchange Commision is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer is not permitted.                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


_______________________________________________________________________________
                           P R O S P E C T U S
-------------------------------------------------------------------------------




                             433,958 shares

                             Common Stock


                           ____________________


	The 433,958 shares of common stock, $.001 par value, of Platinum Entertainment, Inc. covered by this prospectus may be sold from time to time by the stockholders listed in this prospectus under "Selling Stockholders," or their pledgees, donees, transferees or distributees, or their respective successors in interest. This prospectus relates to the shares of common stock held by selling stockholders that are currently restricted. We will not receive any proceeds from the sale of shares by the selling stockholders.
See "Use of Proceeds."


Our common stock is traded on the Nasdaq National Market under the symbol "PTET"



	Investing in the shares covered by this prospectus involves a high degree of risk. Consider carefully the risk factors that begin on page 4 in this prospectus.

	Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved these securities, or determined if this prospectus is accurate or complete.
Any representation to the contrary is a criminal offense.




                           ________________________



                               January __, 2000

                           AVAILABLE INFORMATION

  We are subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance with the Exchange Act we file reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy such reports, proxy statements and other information at the Commission's
Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549. You can obtain information on the operations of the Commission's Pubic Reference Room by calling 1-800-SEC-0330. The reports, proxy statements and other information that we file with the Commission electronically are available at the Commission's web site at http://www.sec.gov. Our common stock is traded on the Nasdaq National Market. Reports, proxy statements and other information about us also may be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. We also maintain a website at http://PlatinumCd.com and http://www.HearOn.com.

  We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933. This prospectus is only a part of the Registration Statement. For further information, you should refer to the Registration Statement which you can inspect and copy in the manner and at the sources described above. Any statements we make in this prospectus or that we incorporate by reference concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete and, in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents have been filed with the Commission by the Company and are made a part of this prospectus:

      1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

      2. Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

      4. Our Current Reports on Form 8-K filed on July 1, 1999, July 19, 1999; and October 13, 1999; and

      5. The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act and all amendments thereto and reports filed for the purpose of updating such description.

  All of the documents we have filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering made by this prospectus are deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

  We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Written or telephone requests for such copies should be directed to our principal office: Platinum Entertainment, Inc., 2001 Butterfield Road, Downers Grove, Illinois 60515, Attention: Secretary (telephone: 630-769-0033).

                                RISK FACTORS

  Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included or incorporated by reference into this prospectus, before you decide whether to purchase shares of our common stock.

  Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "estimate" and "expect" or similar words. You should read statements that contain these words because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control.
The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially and adversely from the expectations we describe in our forward-looking statements. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

Historical Operating Losses

  We have experienced operating and net losses each fiscal year since inception. We may continue to incur operating and net losses. There can be no assurance that we will ever achieve profitable operations or generate significant revenue with our current products and strategy. Our future operating results depend on many factors, including demand for our products, the level of competition, our ability to acquire, develop and market new artists and products and the ability of our officers and key employees to manage our business and control costs.


Risks of Inadequate Liquidity and Capital Resources

  We have inccured negitive cash flows from operations since our inception. Historically, we have funded our operations and other activities from a variety of capital sources, including debt and equity financing, and more recently through other transactions. As of January 14, we had borrowed $31,878,081 under our bank credit facility, and approximately $ 1,100,000 remained available for current working capital and other needs. We anticipate borrowing all remaining available amounts under the facility, and using our other cash on hand, to satisfy near-term working capital needs. There can be no assurance that any necessary financing from sources other than our bank will be available on satisfactory terms, if at all.

  We have implemented certain measures within the last six months in order to improve cash flows and enable us to continue in existence without a significant curtailment of operations. These measures included:

  *  the sale of certain assets,
  *  the consolidation of facilities,
  * the use of our common stock, rather than cash, for payment of services rendered to us by artists, producers and others, and
  * entering into licensing and other agreements that exploit the digital rights to our music catalog.

  In order to enhance our cash position, we are closely managing our working capital and exploring the sale of certain assets. However, if we do not achieve our current operating and financial forecast and effect the cash rasing transactions currently being pursued, neither which can be assured, we belive that the funding available to the Company will be insufficient to meet anticipted requirments for capital expenditures, working capital and other needs throught March 31, 2000. The failure to satisfy such requirments would have a material adverse effect on the Company's business, results of operations and financial condition.

  Our bank credit agreement will terminate on March 31, 2000 and the entire outstanding balance under the agreement will become due on that date. We will not be albe to repay such amount without obtaining additional funds.
We are currently pursuing a number of alternatives to enable us to satisfy our obligations to our lenders. There can be no assurance, however, that we will be able to consummate any transaction which would provide funds sufficient to satisy such obligations. In addition, it is likely that we have not met certain financial covenants under the credit agreement as of November 30, 1999, and there can be no assurance that we will be able, prior to the termination date, to satisfy certain financial covenants determined subsequent to November 30, 1999. If we default under the credit agreement, the lenders would have the right to pursue the remedies available to them, including foreclosing on the assets that secured its obligations. Failure to satisfy our obligations to the lenders would have a material adverse effect on our business, results of operations and financial condition.

Highly Competitive Market

  The recorded music industry is highly competitive. We face competition for discretionary consumer purchases of our products from other record companies, entertainment companies and multimedia companies that seek to offer recorded music to the public. The market for pre-recorded music is dominated by five major record companies in the United States (BMG Entertainment, EMI Recorded Music, Sony Music Group, Universal Music Group and Warner Music). Our ability to compete in this market depends largely on:

* the skill and creativity of our employees and their relationships with artists,
* our ability to sign new and established artists and songwriters,
* the expansion and utilization of our catalog, and
* the acquisition of licenses to enable us to create compilation packages,

* the effective and efficient distribution of our products, and
* our ability to build upon and maintain our reputation for producing, licensing, acquiring, marketing and distributing high quality music.

  Results and the future success of our sales and marketing efforts through the Internet will be affected by existing competition and by additional entrants to the electronic commerce market. Many of our competitors have significantly longer operating histories, greater financial resources and larger music catalogs. We cannot assure that we will continue to compete successfully with our competitors in the future.

Risks Inherent in the Recorded Music Industry

  The recorded music industry, like other creative industries, involves a substantial degree of risk. Each recording is an individual artistic work, and its commercial success is primarily determined by consumer taste, which is unpredictable and constantly changing. As a result, we cannot assure the financial success of any particular release, the timing of success or the popularity of any particular artist. We may be unable to generate sufficient revenues from successful releases to cover the costs of unsuccessful releases.

Fluctuations in Our Quarterly Operating Results and Seasonality

  Our results of operations are subject to seasonal variations. In particular, our revenues and operating results are affected by end-of-the-year holiday sales. In accordance with industry practice, we record revenues for music products when the products are shipped to retailers. In anticipation of holiday sales, retailers purchase products from us prior to December. As a result, our revenues and operating results typically decline during December, January and February. In addition, timing of a new release may materially affect our business, financial condition and results of operations. For example, if releases planned for the peak holiday season are delayed, our business, financial results and operating results could be materially adversely affected.

Risks Related To Our Distribution Systems

  We distribute our products through a multi-channel distribution system comprised of:

* PED Corp. our proprietary distribution system, located in Alpharetta, Georgia, a suburb of Atlanta's,
* international licensing agreements as well as production and distribution agreements on a territory-by-territory basis, and
*  Internet distribution.

  We had a distribution agreement with PolyGram Group Distribution, Inc. through July 1999, at which time we notified PolyGram we were terminating the agreement. We also serve as a distributor for various third party music labels located in the United States and Europe.

  We are significantly dependent on our existing distribution systems, particularly PED, which generated 70% and 89% of our total gross product sales during fiscal 1998 and the nine months ended September 30, 1999, respectively. We completed the opening of a new, larger and more efficient distribution facility in Alpharetta at the end of October 1999. In addition we are consolidating our label and distribution activities currently located in Downers Grove, Illinois and Nashville, Tennessee. We believe our new distribution facility will provide us with distribution capabilities which could potentially offset the termination of the PolyGram distribution services and grow the business substantially. However, should we encounter difficulty with our existing distribution methods, or are unable to further develop our proprietary distribution systems successfully in the future, our business, results of operation and financial condition may be materially adversely affected.

  We also sell our products through the Internet through our website PlatinumCD.com and HeardOn.com. Revenues from PlatinumCD.com are not currently a significant part of our business. The future success of on-line sales and marketing efforts cannot be adequately determined at this time, particularly due to the short history of the electric commerce market and the challenges to the protection of music files transmitted through the Internet. Results will also be affected by existing competition and by additional entrants to the market, many of whom may have substantially greater resources.

Risks Associated With Having Our Intellectual Property Rights Infringed Upon

  We consider our trademarks, copyrights and other similar intellectual property to be a valuable part of our business. To protect our intellectual property rights, we rely upon copyright and trademark laws, as well as confidentiality agreements with our employees and consultants. There can be no assurance that our use of these contracts and the application of existing law will provide sufficient protection from misappropriation or infringement of our intellectual property rights. There can also be no assurance that third parties will not claim infringement by us with respect to others' current or future intellectual property rights. It is also possible that third parties will obtain and use our content or technology without authorization.

Risks Associated with Product Returns

  Our products are sold on a returnable basis which is standard music industry practice. We set reserves for future returns of products estimated based on return policies and experience. We expect that our actual return experience will be within standard industry parameters. However, we may experience an increase in returns over our established reserves. If this occurs our business, results of operations and financial condition could be materially adversely affected.

Risks Related To Our Licensing Activity

  We license the rights to numerous master recordings and compositions from third parties for recording and re-recording of music to produce compilations and to expand our catalog. We also seek to license the rights to our master recordings and compositions to third parties for use in albums, films, and televisions programs for a royalty or a flat fee. These cross-licensing arrangements are generally made possible by existing industry practices based on reciprocity. If these practices change, we cannot assure that we will be able to obtain licenses from third parties on satisfactory terms, or at all, and our business, financial condition and operating results, particularly with respect to compilation products, could be materially and adversely affected.

Risks Related To Our Acquisition Strategy

  While we are not currently a party to any agreements or understandings for any material acquisitions, we expect to continue to seek to acquire master recordings, music publishing rights and other record companies. Acquisitions involve risks that could cause our actual growth to differ from our expectations. For example:

* We may not be successful in identifying attractive acquisitions. We compete with other companies to acquire master recordings, music publishing rights and other record companies. We expect that this competition will continue, which may inhibit our ability to complete suitable acquisitions on favorable terms.

* We may issue equity securities in future acquisitions that could be dilutive to our shareholders. We also may incur additional debt and amortization expense related to music catalog, publishing rights and other intangible assets we may acquire. This additional debt and amortization expense may materially adversely affect our business, financial condition and results of operations. In addition, acquisitions will require the consent of our current lender and certain financial covenants in our credit agreement may limit our ability to incur debt in connection with acquisitions.

* We may be unable to successfully integrate acquired businesses and realize anticipated economic, operational and other benefits in a timely manner. If we are unable to successfully integrate acquired businesses, product lines and personnel, we may incur substantial costs and delays or other operational, technical or financial problems. In addition, efforts to integrate or failure to successfully integrate acquisitions may divert management's attention from our existing business and may damage our relationships with our key employees and customers.

Dependence on Key Personnel

  Our success depends largely on the skills, experience and efforts of our executive officers and key employees. The loss of the services of Mr. Devick or other members of our senior management, could materially adversely affect our business, financial condition or results of operations. In addition, in large part, our success will depend on our ability to attract and retain qualified management, marketing and sales personnel. We experience competition for qualified personnel with other companies and organizations. Our inability to hire or retain qualified personnel could have a material adverse effect on our business, financial condition or results of operations. We have entered into employment agreements with certain members of our senior management team, including Mr. Devick, Douglas C. Laux, Chief Operations Officer and Chief Financial Officer, and Thomas R. Leavens, Senior General Counsel and Executive Vice President. We also maintain a key man life insurance policy in the aggregate of $10 million on the life of Mr. Devick.

Year 2000 Risks

We did not experience any systems failures or material compliance problems related to our computer programs due to the change in the century. We cannot be sure that our efforts to address Year 2000 issues will continue to be adequate or complete. We have not been affected by systems failures or other compliance problems related to the turn of the century with respect to our vendors, distributors or key business partners. Any Year 2000 compliance problems of our business operations, our current and any future vendors, distributors or other key business partners could have a material adverse effect on our business, results of operations and financial condition.

Anti-Takeover Considerations

  Our Certificate of Incorporation and Bylaws and Delaware law contain provisions that may delay, defer or inhibit a future acquisition of us not
approved by the Board of Directors.   This could occur even if our
shareholders are offered an attractive value for their shares or if a substantial number or even a majority of our shareholders believe the takeover is in their best interest. These provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain the consent of the Board of Directors. These provisions include: limitations on our stockholders' ability to nominate directors or act by written consent, a staggered Board of Directors and the ability of the Board of Directors to issue shares of preferred stock with such designations, powers, preferences and rights as it determines, without any further vote or action by our shareholders.

These provisions also could discourage bids for your shares of common stock at a premium and have a material adverse effect on the market price of your shares. Also, Section 203 of the Delaware General Corporation Law restricts certain business combinations with any "interested stockholder" as defined by such statute.

Volatility of Our Stock Price

  Our common stock is traded on the Nasdaq National Market. The market price of our common stock has historically been volatile. We believe the market price of our common stock could fluctuate substantially, based on a variety of factors , including quarterly fluctuations in results of operations, timing of product releases, announcements of new products and acquisitions or acquisitions by our competitors, changes in earnings estimates by research analysts, and changes in accounting treatments or principles. The market price of our common stock may be affected by our ability to meet or exceed analysts' or "street" expectations, and any failure to meet or exceed such expectations could have a material adverse effect on the market price of our common stock. Furthermore, stock prices for many companies, including entertainment companies, fluctuate widely for reasons that may be unrelated to their operating results. These fluctuations and general economic, political and market conditions, such as recessions or international currency fluctuations and demand for our products, may adversely affect the market price of our common stock.

                                  THE COMPANY

  Our primary business is the production, distribution, marketing and sale of music. Our strategy is to fully utilize our distribution capabilities through predictable releases, hit releases from our urban division, catalog compilations, and distribution contracts with third parties. Expansion and exploitation of our expansive music catalog and publishing rights is also an integral part of our business and growth strategy. We currently own or control a music catalog with more than 13,000 master recordings. Our music products include new releases, typically by artists established in a particular genre, compilations featuring various artists and repackagings of previously recorded music from our master music catalog and licenses from third party record companies. We release music in a variety of genres including classical, urban, adult contemporary, blues, gospel and country through our Intersound Classical, Platinum, River North, House of Blues, CGI Platinum and Platinum Nashville labels.

  Our catalog contains releases by many other established artists including those listed below.

The Beach Boys     Peter Cetera         John Denver      Dionne Warwick
The Blues Brothers The Band             Roger Daltrey    Taylor Dayne
Oak Ridge Boys     Pete Townshend       Suzy Bogguss     Cameo
Juice Newton       Phoebe Snow          Rick Springfield Mighty Clouds of Joy
Otis Rush          The Bellamy Brothers Eddie Rabbitt    Crystal Gayle
Kansas             T. Graham Brown      George Clinton   Lakeside
Dazz Band          Vickie Winans        Andrae Crouch
Sixpence None The Richer

  Our headquarters are located in Downers Grove, Illinois, our primary distribution facility is located in Alpharetta, Georgia, a suburb of Atlanta, and we have a promotional office in Nashville, Tennessee.

  We distribute our product mainly to retailers and wholesalers in the United States through our wholly owned subsidiary, PED Corp., based in Alpharetta.
At the end of October 1999, we completed the opening of a new, larger, more efficient facility in Alpharetta. Unlike most of our independent label peers, we maintain our own proprietary distribution network, not relying on a distribution arm of a major label or independent distributor. Handling our own distribution allows us, like a major label, to maintain more controls over the marketing and promotions of our products. In addition, we believe our distribution infrastructure allows us to achieve higher margins than other independent labels. Due to our significant distribution capacity, we also serve as a distributor for various third party music labels located in the United States and Europe, generally small independent record labels specializing in particular genres of music, including those listed below:

Ruf Records           Ichiban Records     Brooklyn Music
Power Records         Gator Records
Loose Leaf Records    House of Blues

  We distribute product internationally in three ways. We distribute products to international customers directly from PED, via licensing agreements, and most recently, via production and distribution arrangements on a territory-by-territory basis. We believe that such means of international distribution allow us to maximize revenues from existing international licensing relationships, electronic media, and overseas manufacturing. We also believe that these relationships give us a greater sales presence in the European marketplace.

  We distribute via the Internet through our website, www.PlatinumCD.com and www.HeardOn.com, our promotional download website, and our income sharing arrangement with musicmaker.com, Inc. (musicmaker.com), the first and largest digital download and "burn and mail" company. Through musicmaker.com our customers can create custom compilation CDs or download songs onto the hard drive of their own computers using Liquid Audio and Secure-MP3, two downloading formats used to protect the copyrights of the record label and the recording artist. Through our affiliation with Amazon.com, a leader in the Internet commerce industry, customers who visit our website access to hundreds of thousands of commercially available titles. We receive referral fees through such arrangement. We have retained the rights to our music catalog for promotional Internet downloads.

  We were incorporated in Delaware in 1991. Our principal executive offices are located at 2001 Butterfield Road, Suite 1400, Downers Grove, Illinois 60515, and our telephone number is (630) 769-0033.

                         RECENT DEVELOPMENTS

  On November 12, 1999, we signed an exclusive distribution agreement with Brooklyn Music Ltd. (BML) which boasts releases of some of electronic music's top talent worldwide. Releases slated for the year 2000 include releases by artists such as Fatboy Slim, Atomic Babies, Frankie Bones, and Joey Beltram & Simply Jeff. Also slated for release is the continuation of the Digital Empire series and several remix projects such as Digital Empire
- The Remixes, consisting of Prodigy, Propellarheads, Crystal Method,
Atomic Babies, Chemical Brothers and Fatboy Slim. BML's releases will be distributed by PED Corp. in the United States and Canada for a customary distribution fee. The initial term of the agreement is until December 31, 2002, with an option to renew exercisable at our option for an additional two years.

  On December 30, 1999, we signed a license agreement with LiveOnTheNet.com, Inc., (LiveOnTheNet) a leading entertainment network hosting a variety of video and audio programming showcasing local and national advertisers. The arragement creates an alliance between our digital download website HeardOn.com and LiveOnTheNet.com. Under the terms of the agreement, we agreed to license LiveOnTheNet the right to reproduce, advertise, market, promote and distribute our catalog of master recordings for promotional digital downloads through LiveOnTheNet.com. HeardOn.com will be linked to LiveOnTheNet.com as a sub-domain. The site will also feature streaming audio, video, graphics and photos of live performances, interviews, recording sessions, and other events, collectively termed "webcasting". Information concerning visitors to HeardOn.com and LiveOnTheNet.com who download master recordings will be jointly owned by the parties. The initial term and any renewal term of the agreement extends for the period of time it takes to achieve both 20,000,000 page views and 500,000 qualified visitors for the combined sites. The initial term or any renewal term may be terminated at our option at any time 3 years after the effective date of the agreement. The agreement may be renewed at the option of LiveOnTheNet, for two additional terms, subject to certain limitations. We received $2,000,000 for the grant of rights during the initial term of which $200,000 will be held in escrow and is payable within 10 days of the end of the initial term of the agreement provided we fulfill our obligations under the agreement. An additional $2,000,000 shall be payable at the commencement of each renewal term, if any. Divine interVentures has a greater than 50% ownership interest in LiveOnTheNet. Three of our directors, Andrew Filipowski, Michael Cullinane and Paul Humenansky, are executive officers and shareholders of divine interVentures, an Internet operating company engaged in business-to-business e-commerce through a community of partner companies.

  The Harry Fox Agency, Inc. has submitted a report to us asserting underpayments by the Company of royalties. Such alleged underpayments were identified by the Agency during the course of its audit of the Company's sales (other than sales throug Intersound, Inc.) for the period July 1, 1993 through March 31, 1998. The amount of the claim was $704,204. We have reviewed the claim and admit that we owe $17,606, but we dispute the balance claimed. In addition, the Agency has alleged underpaymnets by the Company of royalties based on its audit of the Company's sales through Intersound for the period January
1, 1997, through March 31,1998. The amount of the claim was $2,087,644. We are reviewing the claim and while we have not reached any definitive conclusions concerning the validity of the claim, we believe the amount of the claim is substantially overstated. On January 13, 2000, we met with representatives of the Agency in an effort, among other things, to resolve the disputed audit claims. We were unable to reach a settlement. We believe the audit claims of the Agency can be resolved and we will continue in our settlement efforts. However, if we are unsuccessful in such efforts, and if the Agency is able to substantiate a significant amount of its claims, the Company's results of operations and fiancial condition may be materially adversely affected.

  In the meeting with the Agency on January 13, 2000, the Agency also informed the Company that in the Agency's view, the Company is required to obtain licenses in order to offer promotional downloads of its master recordings via the Internet. In order to avoid further disputes with and claims by the Agency, the Company has elected to obtain compulsory licenses, if and as required, in connection with its Internet activities.



                                 USE OF PROCEEDS

  We will not receive any of the proceeds from the sale of shares of common stock covered by this prospectus; all of the proceeds will be received by the selling stockholders. See "Selling Stockholders."

                               SELLING STOCKHOLDERS

  The following table sets forth, as January 10, 2000, certain information regarding the beneficial ownership of the Company's common stock by each selling stockholder, both before this offering and as adjusted to reflect the sale of the shares of common stock. The shares offered hereby may be offered from time to time in whole or in part by the selling stockholders, their pledgees, donees, transferees or distributees, or their respective successors-in-interest. Except where otherwise noted, each person named in the following table has, to our knowledge, sole voting and investment power with respect to the shares shown as beneficially owned by such person.


                    Beneficial            Number      Beneficial Ownership
                    Ownership Prior       of shares   After Offering (2)
                    to Offering           Offered (1)
                    ___________________                ____________________
                    Number of   Percent                Number of   Percent
                    Shares                             Shares
                    __________  _______   ___________  _________   ________
Brooklyn Music Ltd. 325,478(3)   4.2      325,478         -           -
Diezel Muzick, Inc. 108,480(4)   1.4      108,480         -           -
__________________

(1) Represents the maximum number of shares that may be sold by each of the selling stockholders pursuant to this prospectus.

(2) Assumes the selling stockholders sell all of their shares pursuant to this prospectus. The selling stockholders may sell all or part of their shares.

(3) Includes shares issued to this selling stockholder in transactions exempt from the registration requirements of the Securities Act pursuant to a distribution agreement, dated November 12, 1999, between the Registrant and this selling stockholder.

(4) Includes shares issued to this selling stockholder in transactions exempt from the registration requirements of the Securities Act pursuant to agreements for the exclusive recording services of certain urban music artists, dated August 30, 1999, and August 31, 1999, as amended, between the Registrant and this selling stockholder.


                              PLAN OF DISTRIBUTION

  Any or all of the shares covered by this prospectus may be sold from time to time by the selling stockholders, their pledgees, donees, transferees or distributees, or their respective successors-in-interest. The selling stockholders may sell all or a portion of the shares held by them from time to time while the registration statement of which this prospectus is a part remains effective. The aggregate proceeds to the selling stockholders from the sale of shares offered by the selling stockholders hereby will be the prices at which such securities are sold, less any commissions. There is no assurance that the selling stockholders will sell any or all of the shares offered hereby.

  The selling stockholders may sell the shares on the Nasdaq National Market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares may be sold by the selling stockholders by one or more of the following methods, including, without limitation:

* block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,
* purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus,
* ordinary brokerage transactions and transactions in which the broker solicits purchasers,
*  privately negotiated transactions and
*  a combination of any such methods of sale.

In effecting sales, brokers and dealers engaged by selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling stockholders (or, if any such broker or dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated. Brokers and dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker or dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker's or dealer's commitment to such selling stockholder. Brokers and dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve block transactions and sales to and through other brokers and dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares commissions as described above. The selling stockholders may also sell shares that qualify for sale under Rule 144 under the Securities Act in accordance with that rule rather than pursuant to this prospectus.

  In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker and dealers or other financial institutions. In connection with such transactions, broker and dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell our common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with brokers and dealers or other financial institutions which require the delivery to such broker or dealer or other financial institution of shares offered hereby, which shares such broker or dealer or other financial institution may resell pursuant to this prospectus. The selling stockholders may also pledge shares to a broker or dealer or other financial institution, and, upon a default, such broker or dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus.

  The selling stockholders and any broker or dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "under writers" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker or dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

  Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not bid for or purchase shares of our common stock during a period which commences one business day prior to such person's participation in the distribution, subject to certain exceptions, including passive market making activities.

  We are responsible for the expenses incident to the offering and sale of the shares (other than commissions, discounts and fees of underwriters, dealers or agents) in accordance with the agreements pursuant to which registration rights were granted to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


                               LEGAL MATTERS

  Certain legal matters with respect to the validity of the shares will be passed upon for us by Katten Muchin Zavis, Chicago, Illinois.


                                  EXPERTS

  The consolidated financial statements of Platinum Entertainment, Inc. appearing in the Platinum Entertainment, Inc. Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Platinum Entertainment, Inc.'s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

==================================     =========================================

  We have not authorized any
dealer, salesman or other person
to give any information or to make
any representation not contained                 433,958 Shares
in or incorporated by reference to
this prospectus. This prospectus
does not constitute an offer, or a
solicitation of an offer to buy                  Common Stock
the shares by anyone in any
jurisdiction in which such offer or
solicitation is not authorized, or
in which the person making the offer
or solicitation is not qualified
to do so, or to any person to whom
it is unlawful to make such offer or
solicitation. Under no circumstances
shall the delivery of this prospectus
or any sale made pursuant to this
prospectus, create any implication that
the information contained in this
prospectus is correct as of any time
subsequent to its date.


                                                    ____________________________
         ____________________                              PROSPECTUS
                                                    ____________________________


	TABLE OF CONTENTS
                                   Page

AVAILABLE INFORMATION...............2
INCORPORATION OF CERTAIN DOCUMENTS
BY REFERENCE........................3
RISK FACTORS........................4
THE COMPANY.........................8
MATERIAL CHANGES....................9
USE OF PROCEEDS.....................9
SELLING STOCKHOLDERS...............10
PLAN OF DISTRIBUTION...............10
LEGAL MATTERS......................11
EXPERTS............................11







                                                  January __, 2000


==================================     =========================================

                                PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
  Set forth below is an estimate of the approximate amount of fees and expenses payable in connection with the issuance and distribution of the Common Stock pursuant to the Prospectus contained in this Registration Statement. We will pay all of these expenses.

Securities and Exchange Commission registration fee.... $342.00
Accountants fees and expenses.......................... $1,000.00
Legal fees and expenses................................ $1,000.00
Miscellaneous expenses................................. $     -
                                                        ___________
                Total.................................. $2,342.00
                                                        ===========

Item 15.  Indemnification of Directors and Officers.
  Article IX of our Third Amended and Restated Certificate of Incorporation provides that we shall indemnify our directors to the full extent permitted by the Delaware General Corporation Law and may indemnify our officers to such extent, except that we shall not be obligated to indemnify any such person
(i) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (ii) for any amounts paid in settlement of an action indemnified against by us without our prior written consent. With the approval of our stockholders, we have entered into indemnity agreements with each of our directors and certain of our officers. These agreements may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' liability insurance if available on reasonable terms.

  In addition, Article X of our Third Amended and Restated Certificate of Incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit.

  Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

Item 16.  Exhibits.

 5. Opinion of Katten Muchin Zavis as to the legality of the securities to be registered.
23.1 Consent of Ernst & Young LLP.
23.2 Consent of Katten Muchin Zavis (included in Exhibit 5.).
24. Power of Attorney (included on the signature page of this registration statment).

Item 17.  Undertakings

(a)	The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

	(b)	The undersigned hereby undertakes that, for purposes of
determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(c)	Insofar as indemnification for liabilities arising under the
Securities Act may be permitted to directors, officers and our controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or our controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection withthe securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and we have duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Downers Grove, State of Illinois, on January 21, 2000.

                                       Platinum Entertainment, Inc.

                                       By:/S/ STEVEN DEVICK
                                          Steven Devick
                                          Chairman, President and
                                          Chief Executive Officer

POWER OF ATTORNEY

  Each person whose signature appears below hereby constitutes and appoints Steven Devick and Douglas C. Laux and each of them his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Commission under the Securities Act, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

	In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities on January 21, 2000.

Signature                         Title


/S/ STEVEN DEVICK                 Chairman, President, and Chief Executive
__________________                Officer
Steven Devick


/S/ DOUGLAS C. LAUX               Chief Financial Officer and a Director
___________________
Douglas C. Laux


/S/ DAVID S. BAUMAN               Director
___________________
David S. Bauman


/S/ MICHAEL P. CULLINANE          Director
________________________
Michael P. Cullinane


/S/ CRAIG J. DUCHOSSOIS           Director
________________________
Craig J. Duchossois


/S/ ANDREW J. FILIPOWSKI          Director
_________________________
Andrew J. Filipowski


/S/ CARL D. HARNICK               Director
________________________
Carl D. Harnick


/S/ GEOFFREY HOLMES               Director
________________________
Geoffrey Holmes


/S/ PAUL L. HUMENANSKY            Director
________________________
Paul L. Humenansky



/S/ ROBERT J. MORGADO             Director
_________________________
Robert J. Morgado




/S/ MARK J. SCHWARTZ              Director
_________________________
Mark J. Schwartz